Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-258046 on Form S-1 of our report dated May 13, 2021 (October 1, 2021, as to the effects of the stock split described in Note 17) relating to the financial statements of IsoPlexis Corporation. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Hartford, Connecticut

October 1, 2021